Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MDB Capital Holdings, LLC

Addison, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 23, 2023, relating to the consolidated financial statements of MDB Capital Holdings, LLC, (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Dallas, Texas

June 10, 2024